    As filed with the Securities and Exchange Commission on February 1, 2002
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          Commonwealth Bankshares, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

          Virginia                                                    54-1460991
(State or Other Jurisdiction of                                 (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

403 Boush Street
Norfolk, Virginia                                                          23510
(Address of Principal Executive Office)                               (Zip Code)


                            Bank of the Commonwealth
                      Directors' Deferred Compensation Plan

                            Bank of the Commonwealth
                     Supplemental Executive Retirement Plan
                            (Full Title of the Plan)

                          T. Richard Litton, Jr., Esq.
                                Kaufman & Canoles
                                 P. O. Box 3037
                             Norfolk, VA 23514-3037
                     (Name and Address of Agent for Service)

                                 (757) 624-3241
                          (Telephone Number, Including
                        Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

============================ =============== ================= ================== ==============
                                                                 Proposed
         Title of                                Proposed        Maximum
        Securities                Amount          Maximum       Aggregate           Amount of
           to be                  to be       Offering Price     Offering          Registration
        Registered              Registered      Obligation        Price                Fee
---------------------------- --------------- ----------------- ------------------ --------------
Deferred(1) Compensation
Obligations                   $1,500,000(2)        100%             $1,500,000       $138

(1) The Deferred Compensation Obligations are unsecured obligations of Commonwealth Bankshares, Inc. to pay deferred compensation in the future in accordance with the terms of the Bank of the Commonwealth Directors' Deferred Compensation Plan and Bank of the Commonwealth Supplemental Executive Retirement Plan.
(2) Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) and is based upon an estimate of the amount of compensation to be deferred by participants.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
                         AND NOT REQUIRED IN PROSPECTUS


Item 3:  Incorporation of Documents by Reference.
         ---------------------------------------

     The following documents previously filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference and made a part hereof:

          (1) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, File No. 000-17377;

          (2) The Registrant's Quarterly Report on Form 10-QSB for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, File No. 000-17377; and

          (3) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-B, File No. 000-17377.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4:  Description of Securities.
         -------------------------

     The Registrant is a holding company and its principal assets are its operating subsidiaries. One such operating subsidiary is the Bank of the Commonwealth, a Virginia corporation (the "Bank Subsidiary"). The securities being registered are deferred compensation obligations ("Deferred Compensation Obligations") of the Bank Subsidiary under the Bank of the Commonwealth Directors' Deferred Compensation Plan (the "Directors' Plan") and the Bank of the Commonwealth Supplemental Executive Retirement Plan (the "SERP") (sometimes referred to collectively as the "Plans"). The following description of the Deferred Compensation Obligations is qualified in its entirety by reference to the complete text of the Plans set forth as Exhibits 4.1 and 4.2 to this Registration Statement. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plans, or, to the extent that a Capitalized term has a meaning attributed to it by only one of the Plans, in such Plan.

     The Deferred Compensation Obligations incurred by the Bank Subsidiary under the Plans are unsecured general obligations of the Bank Subsidiary, and will rank equally with other unsecured and unsubordinated indebtedness of the Bank Subsidiary outstanding from time to time. Pursuant to Revenue Procedure 92-64, I.R.B. 1992-33, the Bank Subsidiary has adopted an irrevocable grantor rabbi trust as a method of establishing a fund with which to satisfy the Bank Subsidiary's Deferred Compensation Obligations. For purposes of the Employee Retirement Income Security Act of 1974, the adoption and maintenance of the rabbi trust does not cause the Plans to be considered funded.

     Under the Directors' Plan, the Bank Subsidiary will provide its directors with the opportunity to elect to defer part or all of the director's Fees payable to such directors during any Plan Year. Under the SERP, the Bank Subsidiary will provide the select group of executives the opportunity to elect to defer part or all of the Compensation and Bonuses payable to such executives during any Plan Year; provided however, that an executive may not be permitted to defer an amount of his Compensation and/or Bonus which, after deferrals to this Plan, would reduce the executive's Compensation and/or Bonus to an amount that is less than the maximum amount of earnings subject to employment taxes. The Bank Subsidiary will establish an Account under each Plan for each director and executive, as applicable, who elects to participate in such Plan. A Participant may designate a fixed dollar amount or a percentage to be deducted from his or her Fee (if a director) or Compensation and/or Bonus (if an executive) ("Deferral Contribution") and shall indicate how the Deferral Contribution in the Participant's Account is to be deemed invested as between the Bank Stock Fund and the Interest Bearing Fund. Each Participant's Account shall be further sub-divided, as appropriate, into an Interest Bearing Account and a Bank Stock Account.

     All Deferral Contribution amounts that are deemed invested in the Interest Bearing Fund are credited for interest in the same manner under both Plans, with one variation. Under the SERP, as of each Valuation Date (March 31st, June 30th, September 30th, and December 31st), the Bank will credit to the Participant's Interest Bearing Account an amount for interest earned, calculated at a rate equal to the five-year U.S. Treasury Bill rate that was in effect on the immediately preceding Valuation Date. Under the Directors' Plan, the Deferral Contribution amount deemed invested in the Interest Bearing Fund is treated the same as described above, with the exception that for Deferral Contribution amounts credited to the Participant's Interest Bearing Account prior to January 1, 1992, the Bank will credit, as of each Valuation Date, an amount for interest earned, calculated at the highest rate of interest which the Bank Subsidiary has paid or accrued on any savings or time account during the calendar quarter ending on such Valuation Date. In all cases, and in both Plans, the interest earned will be calculated utilizing a 360 day year and utilizing the aggregate Account balance of each Participant that is deemed to be invested in the Interest Bearing Fund, including all prior accruals of interest.

     All Deferral Contribution amounts deemed invested in the Bank Stock Fund shall be credited to the Participant's Bank Stock Account on the date when the Deferral amount would otherwise be paid to the Participant. All Deferral Contribution amounts deemed to be invested in the Bank Stock Fund shall be credited to the Participant's Bank Stock Account in units or fractional units. Dividends paid on Bank Stock shall also be deemed invested in Bank Stock and shall be credited to the Participant's Bank Stock Account in units or fractional units on the date when the dividend would otherwise be paid to the Participant. The value of each unit shall be determined on each Valuation Date and will be equal to the fair market value of one share of Bank Stock on such Valuation Date. The value of each partial unit shall be determined each Valuation Date pro-rata with reference to the value of each unit as determined each Valuation Date. On each date that Deferral or dividend amounts are credited to the Participant's Bank Stock Account, the number of units to be credited shall be determined by dividing the amount of such Deferral or dividend amounts by the value of a unit as of the Valuation Date coinciding with or immediately preceding such crediting date. If there is any change in the number or class of shares of Bank Stock through the declaration of a stock dividend or other extraordinary dividends, or recapitalization resulting in stock splits, or combinations or exchanges of such shares or in the event of similar transactions, the units in each Participant's Account shall be equitably adjusted to reflect any such change in the number or class of issued shares of Bank Stock or to reflect such similar transaction.

     The amounts deferred by Participants under the Plans represent an obligation of the Bank Subsidiary to make payments to the Participants at some time in the future. The amount that the Bank Subsidiary is required to pay to any Participant under the terms of the Plan is equal to the Deferral Contributions made by the Participant, as adjusted for the deemed investment gains or losses attributable to the such Deferral Contributions in shares of the Registrant's common stock or the deemed investment interest as provided for above. The Participant's Account will reflect the Deferral Contributions and the adjustments made thereto.

     The amounts payable to Participants under the Plan are distributed in accordance with the distribution provisions of the Plan. Generally, such distributions are available at retirement age, death, or on account of disability. In addition, a Participant who separates from service with the Bank Subsidiary other than on account of retirement, death, or disability, is entitled to receive distributions upon attainment of age 65 (unless he or she dies or becomes disabled in the meantime, in which case benefits would be payable pursuant to the Plan terms regarding such distributions). Payment may also be made in certain situations following a Change in Control. Payment of benefits is made generally in the form of installment payments, although payment in lump sum is available in limited situations. The Bank Subsidiary is entitled to withhold all federal, state and local income, employment and other taxes required to be withheld by the Bank Subsidiary in connection with payments to be made to Participants under the Plans.

     Each Participant is at all times 100% vested in all Deferral Contributions, as well as in any appreciation (or depreciation) in the amount thereof due to appreciation or depreciation in the Registrant's common stock or the appreciation resulting from credited interest. However, the Participant shall forfeit all amounts in his or her Account if the Participant is terminated for Cause. Such forfeitures will revert to and become part of the Bank Subsidiary's general unrestricted assets.

     The Bank Subsidiary reserves the right to amend or terminate the Plan, provided that any such amendment does not decrease or restrict the value of a Participant's account balance under the Plan in existence at the time the amendment is made.


Item 5:  Interests of the Named Experts and Counsel.
         ------------------------------------------

         Not applicable.


Item 6:  Indemnification of Directors and Officers.
         -----------------------------------------

     Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia (the "Code") permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he or she has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

     The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant's directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.


Item 7:  Exemption from Registration Claimed.
         -----------------------------------

         Not applicable.

Item 8:  Exhibits.
         --------

       Number                         Description
       ------                         -----------
        4.1     Bank of the Commonwealth Directors' Deferred Compensation Plan.

        4.2     Bank of the Commonwealth Supplemental Executive Retirement Plan.

        5.1     Opinion of Kaufman & Canoles, P.C.

       23.1     Consent of Poti, Walton & Associates, P.C.

       23.2     Consent of Kaufman & Canoles, P.C. (contained in Exhibit 5.1)

       24 Power of Attorney (included on the signature page of this Registration Statement)


Item 9:  Undertakings.
         ------------

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein; and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on February 1, 2002.


                                       COMMONWEALTH BANKSHARES, INC.


                                       By: /s/ Edward J. Woodard, Jr.
                                           -------------------------------------
                                           Edward J. Woodard, Jr., CLBB
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

     Each of the undersigned hereby appoints E. J. Woodard, Jr. and John H. Gayle as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to the registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                      Title                        Date

/s/ Edward J. Woodard, Jr.     President, Chief Executive       February 1, 2002
----------------------------   Officer and Director
Edward J. Woodard, Jr.         (Principal Executive Officer)

/s/ John H. Gayle              Executive Vice President and     February 1, 2002
----------------------------   Cashier (Principal Financial
John H. Gayle                  Officer)

/s/ E. Carlton Baxter          Director                         February 1, 2002
----------------------------
E. Carlton Baxter

/s/ Laurence C. Fentriss       Director                         February 1, 2002
----------------------------
Laurence C. Fentriss

/s/ Morton Goldmeier           Director                         February 1, 2002
----------------------------
Morton Goldmeier

/s/ William P. Kellam          Director                         February 1, 2002
----------------------------
William P. Kellam

/s/ Thomas W. Moss, Jr.        Director                         February 1, 2002
----------------------------
Thomas W. Moss, Jr.

/s/ William D. Payne, M.D.     Director                         February 1, 2002
----------------------------
William D. Payne, M.D.

/s/ Herbert L. Perlin          Director                         February 1, 2002
----------------------------
Herbert L. Perlin

/s/ Richard J. Tavss           Director                         February 1, 2002
----------------------------
Richard J. Tavss

/s/ Kenneth J. Young           Director                         February 1, 2002
----------------------------
Kenneth J. Young

                                  EXHIBIT INDEX
                                       TO
                         FORM S-8 REGISTRATION STATEMENT

   Exhibit
    Number                         Description of Exhibit
--------------------------------------------------------------------------------
     *4.1       Bank of the Commonwealth Directors' Deferred Compensation Plan.

     *4.2       Bank of the Commonwealth Supplemental Executive Retirement Plan.

     *5.1       Opinion of Kaufman & Canoles, P.C.

    *23.1       Consent of Poti, Walton & Associates, P.C.

    *23.2       Consent of Kaufman & Canoles, P.C. (contained in Exhibit 5.1)

    *24 Power of Attorney (included on the signature page of this Registration Statement)
--------------------------------------------------------------------------------

*    Filed herewith.